Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Agreement and Plan of Merger

On April 1, 2021, Eloxx Pharmaceuticals, Inc., a Delaware corporation (“Eloxx” or the “Company”), acquired Zikani Therapeutics, Inc., a Delaware corporation (“Zikani”), pursuant to that certain Agreement and Plan of Merger, dated April 1, 2021 (the “Merger Agreement”), by and among Eloxx, Delta Merger Sub Acquisition Corporation, a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Zikani. Pursuant to the Merger Agreement, Merger Sub was merged with and into Zikani, with Zikani surviving the Merger as a wholly owned subsidiary of the Company (the “Merger”).

Under the terms of the Merger Agreement, in connection with the closing of the Merger, Eloxx issued 7,596,810 shares of Eloxx common stock, $0.01 par value per share (“Eloxx Common Stock”), in exchange for all of the issued and outstanding equity interests of Zikani (the “Merger Consideration”). In addition, Eloxx issued 442,142 restricted stock units under the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “Equity Plan”) to certain employees of Zikani in respect of each applicable individual’s prospective service as an officer or director of Eloxx (as applicable) following the consummation of the Merger (the “Closing RSUs”).

At the completion of the Merger, holders of Zikani common stock immediately prior to the Merger owned approximately 15.9% of the combined Company and holders of Eloxx common stock immediately prior to the Merger owned approximately 84.1% of the combined Company.

 Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma condensed combined financial information was prepared using the asset acquisition method of accounting under accounting principles generally accepted in the United States (“U.S. GAAP”). For accounting purposes, Eloxx is considered to be acquiring Zikani and the Merger will be accounted for as an asset acquisition. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the Merger, substantially all the fair value is included in in-process research and development (“IPR&D”) and, as such, the acquisition will be treated as an asset acquisition.

The unaudited pro forma condensed combined balance sheet data assume that the Merger took place on March 31, 2021 and combines the historical balance sheets of Eloxx and Zikani as of such date. The unaudited pro forma combined statement of operations and comprehensive loss for the three months ended March 31, 2021 assumes the merger took place January 1, 2020 and combines the historical financial statements of Eloxx and Zikani for the three months ended March 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 assumes that the merger took place as of January 1, 2020 and combines the historical financial statements of Eloxx and Zikani for the year ended December 31, 2020. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X. The historical financial statements of Eloxx and Zikani have been adjusted to give pro forma effect to events that are: (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined company’s results.

Zikani’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Eloxx on consummation of the Merger. In accordance with ASC 730, Research and Development, the portion of arrangement consideration allocated to the acquired IPR&D based on its relative fair value is included as an operating expense as there is no alternative future use.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes, including accounting for the transaction as an asset acquisition. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Eloxx and Zikani been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Zikani appearing in this current report on Form 8-K/A, and Eloxx’s historical audited financial statements for the year ended December 31, 2020 are from Eloxx’s Annual Report on Form 10-K for the year ended December 31, 2020, and unaudited financial statements for the three months ended March 31, 2021 are derived from Eloxx’s Quarterly Report on Form 10-Q.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Zikani may materially vary from those of Eloxx. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and, other than with respect to accounting for leases under ASU 2016-02 (Topic 842 or “ASC 842”) is not aware of any further material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies other than as adjusted for Zikani’s facility lease under ASC 842. Management is in the process of conducting a final review of Zikani’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Zikani’s results of operations or reclassification of assets or liabilities to conform to Eloxx’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial state

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(in thousands)

	Eloxx Pharmaceuticals, Inc.	Zikani Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$18,247	$1,954	$173	D	$20,374
Restricted cash	54	191	-		245
Prepaid expenses and other current assets	1,659	296	-		1,955
Total current assets	19,960	2,441	173		22,574
Operating lease right-of-use asset	289	-	1,810	C	2,099
Property and equipment, net	117	328	(136)	B	309
Intangible assets	-	-	467	B	467
Total assets	$20,366	$2,769	$2,314		$25,449

LIABILITIES, CONVERIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$485	$1,219	$(611)	D	$1,093
Accrued expenses	2,917	347	(306)	D	2,958
Current portion of long-term debt	5,562	-	-		5,562
Advances from collaboration partners	3,411	-	-		3,411
Current portion of operating lease liability	280	-	588	C	868
Taxes payable	38	-	-		38
Current portion of deferred rent	-	34	(34)	C	-
Total current liabilities	12,693	1,600	(363)		13,930
Long-term debt	4,913	-	-		4,913
Operating lease liability	10	-	1,222	C	1,232
Deferred rent, net of current portion	—	120	(120)	C	—
Total liabilities	17,616	1,720	739		20,075
Commitments and contingencies
Series A Convertible Preferred Stock	—	29,816	(29,816)	A	—
Series A-1 Convertible Preferred Stock	—	7,197	(7,197)	A	—
Stockholders’ equity:
Common stock	404	9	67	A, B	480
Common stock in treasury	(1,922)	-	-		(1,922)
Additional paid-in capital	184,558	22,024	235	A, B, C, D	206,817
Accumulated deficit	(180,290)	(57,997)	38,285	A, B, C, D	(200,002)
Total stockholders’ equity	2,750	1,048	1,575		5,373
Total liabilities and stockholders’ equity	$20,366	$2,769	$2,314		$25,449

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021

(in thousands, and per share data)

	Eloxx Pharmaceuticals, Inc.	Zikani Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$4,073	$1,706	$2	C	$5,781
General and administrative	4,341	1,392	(1,490)	D	4,243
Total operating expenses	8,414	3,098	(1,488)		10,024
Loss from operations	(8,414)	(3,098)	1,488		(10,024)
Other income (expense), net	(280)	59	-		221
Net loss	$(8,694)	$(3,039)	$1,488		$(10,245)

Loss per share (basic & diluted)	$(0.22)				$(0.21)
Wtd. avg. shares (basic & diluted)	40,180		7,597	E	47,777

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, and per share data)

	Eloxx Pharmaceuticals, Inc.	Zikani Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Grant revenue	$-	$477	$-		$477

Operating expenses:
Research and development	14,590	6,318	81	C	20,989
General and administrative	14,847	2,174	7	C	17,028
Restructuring charges	4,018	-	-		4,018
Total operating expenses	33,455	8,492	88		42,035
Loss from operations	(33,455)	(8,015)	(88)		(41,558)
Other expense, net	1,122	346	-		1,468
Net loss	$(34,577)	$(8,361)	$(88)		$(43,026)

Loss per share (basic & diluted)	$(0.86)				$(0.90)
Wtd. avg. shares (basic & diluted)	40,125		7,597	E	47,722

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

On April 1, 2021, Eloxx Pharmaceuticals, Inc., a Delaware corporation (“Eloxx” or the “Company”), acquired Zikani Therapeutics, Inc., a Delaware corporation (“Zikani”), pursuant to that certain Agreement and Plan of Merger, dated April 1, 2021 (the “Merger Agreement”), by and among Eloxx, Delta Merger Sub Acquisition Corporation, a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Zikani. Pursuant to the Merger Agreement, Merger Sub was merged with and into Zikani, with Zikani surviving the Merger as a wholly owned subsidiary of the Company (the “Merger”).

Under the terms of the Merger Agreement, in connection with the closing of the Merger, Eloxx issued 7,596,810 shares of Eloxx common stock, $0.01 par value per share (“Eloxx Common Stock”), in exchange for all of the issued and outstanding equity interests of Zikani (the “Merger Consideration”). In addition to but separate from the Merger Consideration, in connection with the Merger, Eloxx issued 442,142 restricted stock units under the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “Equity Plan”) to certain employees of Zikani in respect of each applicable individual’s prospective service as an officer or director of Eloxx (as applicable) following the consummation of the Merger (the “Closing RSUs”).

At the completion of the Merger, holders of Zikani common stock immediately prior to the Merger owned approximately 15.9% of the combined Company and holders of Eloxx common stock immediately prior to the Merger owned approximately 84.1% of the combined Company.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance  with the regulations of the SEC Regulation S-X, and are intended to show how the Merger might have affected the historical financial statements if the Merger had been completed as of March 31, 2021 for the purposes of the balance sheet, on January 1, 2020 for the purposes of the statement of operations for the year ended December 31, 2020 and the statement of operations for the three months ended March 31, 2021.

Based on the terms of the Merger, Eloxx has been determined to be the acquiring company for accounting purposes and the Company has preliminarily concluded the merger represents an asset acquisition by Eloxx of Zikani. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities will be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the relative fair value of the gross assets acquired is concentrated in a single asset or group of similar non-financial assets. If that screen is met, the set is not a business. In connection with the acquisition of Zikani, substantially all of the consideration paid is allocable to the fair value of acquired IPR&D and, as such, the acquisition is expected to be treated as an asset acquisition. Zikani’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Eloxx on consummation of the Merger. In accordance with ASC 730, Research and Development, the portion of arrangement consideration allocated to the acquired IPR&D based on its relative fair value, is included as an operating expense as there is no alternative future use. The Company has not completed its valuation analysis of the fair market value of Zikani’s assets acquired and liabilities assumed.

Using the total consideration for the merger, the Company has estimated the allocations to such assets and liabilities, based on their relative fair values.  This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined balance sheet. The final purchase price allocation will be determined when the Company has completed the detailed valuation analysis. The pro forma adjustments are preliminary and based on management’s estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition.  These estimates are based on the most recently available information. To the extent there are material differences upon completion of the final purchase price allocation, the assumptions and estimates set forth in the unaudited pro forma combined financial statements could change significantly.

3.	Preliminary Estimated Purchase Price

The total consideration for the Merger, consummated on April 1, 2021, is preliminarily estimated as follows (in thousands, except per share data):

Number of shares of Eloxx common stock issued to Zikani stockholders (i)		7,597
Actual closing price per share of Company common stock as reported on the Nasdaq Capital Market on April 1, 2021, the closing date of the Merger	$3.36
Adjusted for a discount for lack of marketability (“DLOM”) (i)	87.5%	$2.94
Estimated fair value of common stock consideration		22,335
Estimated transaction costs		1,003
Total preliminary estimated purchase price		$23,338

(i)	The shares of common stock issued as merger consideration are unregistered and subject to trading restriction under Rule 144A. Management of the Company estimated the DLOM based on consideration of multiple valuation methods. A DLOM is applied to the Company’s quoted common stock price to estimate the value of Eloxx common stock issued in the Merger on a minority, non-marketable basis. The Eloxx Common Stock issued in the Merger was offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof and Regulation D thereunder.

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on preliminary estimates of the fair value of tangible and intangible assets and liabilities acquired by Eloxx in the Merger. The allocation of total preliminary estimated purchase price to the acquired assets and liabilities assumed of Zikani based on the preliminary estimated fair values as of April 1, 2021 is as follows (in thousands):

Cash and cash equivalents as of March 31, 2021	$1,954
Net working capital assets acquired as of March 31, 2021	487
Net working capital liabilities assumed as of March 31, 2021	(1,967)
Property and equipment(ii)	192
Employee-related intangible assets(iii)	467
In-process research and development (“IPR&D”) (iv)	22,205
Total preliminary estimated purchase price	23,338

(ii)	Zikani’s property and equipment consists principally of laboratory and computer equipment, furniture and fixtures and leasehold improvements.

(iii)	Employee-related intangible assets relate to Zikani’s assembled workforce acquired by Eloxx in the Merger.

(iv)	IPR&D represents the allocated consideration based on the estimated fair value of Zikani’s IPR&D. In accordance with ASC 730, Research and Development, the fair value of IPR&D acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The actual purchase price allocated to IPR&D may change, subject to finalization of the Company’s fair value estimates and the determination of final transaction costs. The final valuation of the IPR&D consideration could differ significantly from the current estimate.

The allocation of the estimated purchase price is preliminary because the Company has not completed the detailed valuation analysis. The final determination of the purchase price allocation is anticipated to be based on the fair values of assets, including identifiable intangible assets acquired, and the fair values of liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements, including differences in the amount of capitalized intangible asset recorded as acquired IPR&D, changes in fair values of property and equipment, and employee-related intangible assets.

4.	Pro Forma Adjustments

The pro forma adjustments reflecting the completion of the Merger are based upon the preliminary accounting conclusion that the Merger should be accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations – Related Issues – Acquisition of Assets Rather than a Business.  The pro forma adjustments, as of March 31, 2021 for the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021, relate to the following:

A.	Historical equity of Zikani - To reflect the elimination of Zikani’s historical preferred stock and stockholders’ equity balances, including accumulated deficit.
B.	Allocation of estimated purchase price of the Merger - To reflect the fair value of shares of Eloxx common stock issued as Merger consideration and the preliminary allocation of the estimated purchase price of the Merger to the tangible and intangible assets acquired and liabilities assumed.
C.	Accounting for leases - To conform the accounting of Zikani’s facility lease in accordance with Eloxx’s accounting policy under ASC 842, Leases.
D.	Zikani Merger-related costs - To adjust for nonrecurring Merger-related costs, of which we expect to incur $0.2 million of costs within the next twelve months.
E.	Earnings per share - The unaudited pro forma combined basic and diluted earnings per share for the three months ended March 31, 2021 and the year ended December 31, 2020 reflect the weighted-average common shares outstanding of Eloxx for the respective period. The shares included in the “Pro forma adjustment” column represent the common stock resulting from the exchange at closing of the Merger as-if the 7,596,810 shares of common stock issued by Eloxx to Zikani stockholders had been outstanding from January 1, 2021 with respect to the three months ended March 31, 2021 and from January 1, 2020 with respect to the year ended December 31, 2020.

Given Eloxx’s history of net losses and full valuation allowance, management assumed an effective statutory tax rate of 0%. Therefore the pro forma adjustments to the statements of operations resulted in no additional income tax adjustment to the pro forma condensed combined financials.